CONSENT OF JAAK (JACK) OLESK
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



I consent to the incorporation by reference and use in the Annual Report on Form 10-K under the Securities Exchange Act of 1934 if Integrated Communication Networks, Inc. for the year ended December 31, 1999, of my financial statements if Integrated Communication Networks, Inc. (formerly, Global Access Pagers, Inc.) for the years ended December 31, 1998 and December 31, 1997 and for the period from inception (January 16, 1997) to December 31, 1998, report dated February 3, 1999, insofar as such report relates to the consolidated financial statements and schedules of Integrated Communication Networks, Inc. (formerly, Global Access Pagers, Inc.) for the year ended December 31, 1999.


/s/ Jaak Olesk
-------------------------
Jaak (Jack) Olesk
Date: March 29, 2000
Certified Public Accountant
Beverly Hills, Ca